EXHIBIT 10.4
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JONES LANG LASALLE                 Telephone +1 312 228 2391




March 19, 2004



Mr. Stuart L. Scott
200 East Randolph Drive, 43rd Floor
Chicago, Illinois 60601


Dear Stuart:

     The Compensation Committee (the "Committee") of the Board of
Directors of Jones Lang LaSalle Incorporated (the "Company") has authorized me to confirm to you in writing your compensation as interim President and Chief Executive Officer (the "Interim CEO") of the Company during the period in which a search is conducted to fill that position on a permanent basis (the "Permanent CEO"). Your duties in such position will be those contemplated for the Chief Executive Officer in the Company's By-Laws, provided that the Committee does acknowledge that approximately ten percent of your normal work schedule may be devoted to business and/or not-for-profit activities in which you have become involved outside of the Company.

     Retroactive to January 1, 2004, the Company will compensate you semi-monthly at the annualized base salary of $400,000 (the "Interim Base Salary"). You will be paid your Interim Base Salary until the date on which the Permanent CEO actually commences employment with the Company, after which date your compensation will revert to the amount of base compensation (and with the termination date) set forth in the previous letter to you from Thomas C. Theobald, a copy of which is attached (the "Previous Letter"). Your employment duties at that time will also revert to those set forth (and with the termination date) set forth in the Previous Letter.

     You are also eligible to receive an annualized target bonus for service rendered as Interim CEO during 2004 in the amount of $600,000 (the "CEO Target Bonus"), which shall be pro-rated for the number of whole weeks from January 1, 2004 through the date on which the Permanent CEO actually commences employment with the Company (the "New CEO Hire Date"). The determination of the actual amount of the CEO Target Bonus to be paid to you shall be within the sole discretion of the Committee. Factors included in considering individual bonus awards include, without limitation, (1) your performance against specific IPMP objective and subjective standards that have been developed with the Committee, (2) your performance against the responsibilities set forth in the Previous Letter, (3) the overall performance of the Company and (4) the subjective evaluation by the Committee. A consideration of these factors may lead to your receiving more than, or less than, the targeted amount set forth above.

     From the New CEO Hire Date through December 31, 2004, you will be eligible to receive an annualized target bonus, which shall be pro-rated for the number of whole weeks occurring during such period, of $80,000 as set forth in the Previous Letter and based upon the Committee's determination in its sole discretion of your performance of the roles outlined therein.

     As contemplated by the Previous Letter, you and the Committee have agreed that you will retire from all positions with the Company (except as Chairman of the Florida Office Fund and potentially with respect to certain other positions held with LaSalle Investment Management entities to be mutually agreed upon) and from your service on the Company's Board of Directors on December 31, 2004. To earn and be paid the bonuses contemplated above, you must not voluntarily terminate your employment prior to that date. Your bonuses will be determined and paid during 2005 at the same time as the Company generally makes its bonus determinations and payments for its employees. While you remain employed at the Company, you will continue to be eligible to receive benefits under the Company's policies and plans as in effect from time to time.


                         Sincerely yours,

                         JONES LANG LASALLE INCORPORATED


                         By:  /s/ Nazneen Razi
                              -----------------------------
                              Nazneen Razi
                              Chief Human Resources Officer



Agreed to and Accepted


/s/ Stuart L. Scott
--------------------
Stuart L. Scott




cc:  Thomas C. Theobald,
     Chairman of the Compensation Committee

                      THOMAS C. THEOBALD




                         March 10, 2003



Mr. Stuart L. Scott
Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois 60601


Dear Stuart:

     Further to the helpful discussion you, Derek and I had after the Chicago board meeting about your future role and the Board's subsequent endorsement of our agreement, this is to confirm the basis of your continuing role as Chairman of the Board of Jones Lang LaSalle from May 22, 2003 to December 31, 2004.

     Your role and responsibilities as Chairman are set out in the attachment to this letter. We envision the roles described in #3 and #4 will each require the equivalent of approximately 0.5 days per week. The other responsibilities are expected to aggregate one day per week of your time.

     We have agreed that your compensation will be at the rate of $270,000 per annum with a bonus target of $40,000 for each of the roles described in #3 and #4 (i.e., $80,000 in total). The Board, on the recommendation of the CEO and the Compensation Committee, will determine the bonus award annually.


                              With best regards,

                              /s/ Tom

                              Thomas C. Theobald
                              Chairman of the Compensation Committee
                              of the Board of Directors of
                              Jones Lang LaSalle Incorporated

                     CHAIRMAN OF THE BOARD
                     ---------------------


The Chairman of the Company will report to the board, and will have the following responsibilities:

1. The Chairman will preside at board meetings and attend meetings of the external directors when requested. The Chairman sets the board meeting agenda and serves as a key liaison to the external directors. The Chairman ensures that appropriate matters are discussed at board meetings and that sufficient time is allocated and appropriate information is available for all agenda items.

2. The Chairman will be available to the Chief Executive Officer for advice and consultation on the Company's strategies and business interests including key personnel actions.

3. The Chairman will be available to attend committees/boards required by the Chief Executive Officer and will act as non-executive Chairman of LaSalle Investment Management, and represent the firm as a member of the Board of Directors of LaSalle Investment Management, the Florida Office Fund, the Income and Growth One Fund, the Asia Recovery Fund Investment Committee and the Euro Five Board.

4. The Chairman will be available to the Company for senior level sales and marketing presentations to major existing or prospective clients, particularly in the North American Owner and Occupier Services business.

5. The Chairman will be available for other Company business as requested by the board, and/or the CEO, including business that may require international and domestic travel.

6. The Chairman will take the lead in ensuring that the performance of the board, its committees and individual directors is evaluated annually.

7. The Chairman will take the lead in ensuring that directors receive appropriate induction on their appointment and that any development needs from time to time are met.

8. The Chairman will ensure effective communication with shareholders and that the board understands the views of major shareholders from time to time.

9. The Company will make available office accommodation and secretarial services appropriate to the role and responsibilities of the Chairman. It is accepted that this accommodation will not be on the 45th floor of 200 East Randolph Drive.

10. The Chairman will make available sufficient time to ensure that his responsibilities are met: this is expected to amount to approximately 2 days per week.